UniTek Global Services Expands Board with Three Distinguished Appointments

BLUE BELL PA., December 13, 2010 – UniTek Global Services (UniTek or “The Company”) (NASDAQ: UNTK), a premier provider of permanently outsourced infrastructure services to the wireless and wireline telecommunications, broadband cable and satellite television industries, today announced the appointments of three new and distinguished independent directors to its Board, effective December 10, 2010.  With the additions of Messrs. Michael F. O’Donnell, Michael Montelongo and Robert F. Stott, UniTek has expanded its Board of Directors to 11 members. The Company now has six independent directors, giving the Board of Directors an independent majority.

“We are excited that these outstanding professionals have joined our Board as they bring remarkable backgrounds of strategic leadership, operational acumen and financial expertise,” stated Mr. Peter Giacalone, Chairman of UniTek Global Services. “We expect that Michael O’Donnell’s extensive financial and audit committee experience will provide invaluable insight to our audit procedures and financial analyses. In addition to his venerable military career, Michael Montelongo brings a unique strategic vision and versatile leadership approach. Bob Stott’s telecommunications industry experience will enable him to bring highly beneficial counsel to our organization. We welcome these gentlemen to UniTek’s leadership team and look forward to their contributions as we execute on our growth objectives and work to create additional shareholder value.”

Mr. O’Donnell, CPA, 64, is a financial expert with close to 40 years of experience in the audit and consulting industries. He has dealt extensively with multinational corporate boards and senior management teams on key strategic issues, external auditors and consultants. Most recently Mr. O’Donnell served as a Founding Managing Director of Protiviti, Inc., a global business consulting and internal audit firm specializing in risk, advisory and transaction services. He was jointly responsible for the development and implementation of the company’s overall strategic plan and, during his tenure, revenues grew from $17 million to over $600 million annually. Previously, Mr. O’Donnell spent 33 years at Arthur Andersen LLP, occupying numerous senior level positions in risk consulting, audit services and the energy industry program. Mr. O’Donnell received a B.S. in Accounting from Central Michigan University, where he was also recognized as an Honorary Doctor of Commerce.

Mr. Montelongo, 55, currently serves as Senior Vice President and Chief Administrative Officer of Sodexo, Inc., an $8 billion quality of daily life solutions enterprise, where he is responsible for driving increased growth, brand awareness, cross-disciplinary synergies, and tighter enterprise alignment. Previously, Mr. Montelongo served as the company’s Senior Vice President of Strategic Marketing. In 2001, Mr. Montelongo was appointed by former President George W. Bush and confirmed by the U.S. Senate as Assistant Secretary of the Air Force.  He is a member of the Council on Foreign Relations, serves on the Board of Trustees for Aerospace Corporation and on the National Aeronautics and Space Administration (NASA) Advisory Council, and is a former board director for Denny’s Corporation and Datapath, Inc. Mr. Montelongo received an M.B.A. from the Harvard School of Business and a B.S. in Engineering from the United States Military Academy.

Mr. Stott, 64, is a telecommunications industry veteran. In 2007 he retired as President of the Northeast Region of Verizon Wireless after serving at Verizon and its legacy companies for over 40 years.  Mr. Stott began his career as an equipment installer with the New England Telephone Company and held a number of senior-level positions with NYNEX Mobile through the Company’s merger with Bell Atlantic in 1995. Following the merger, Mr. Stott was appointed the President of Bell Atlantic Mobile’s Philadelphia Tri-State region, where he remained until assuming the role in New England in 1998. Mr. Stott received an M.B.A. from Pace University and a B.S. in Applied Mathematics from UMass Lowell.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 5,200 deployed throughout over 102 locations in the United States and Canada.  www.unitekglobalservices.com

Forward Looking Statements
The Company may from time to time make written or oral "Forward-looking statements", including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. These risks and uncertainties include the risk that the registration statement never becomes effective and we are not able to conduct any offering of securities in connections with the registration statement, as well as other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan", and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Contact Info:

The Piacente Group, Inc. | Investor Relations
Kristen McNally | Lee Roth
(212) 481-2050
unitek@tpg-ir.com